Exhibit 99.1

FOR IMMEDIATE RELEASE

Ann Parker, Director Investor Relations 605-988-1000 ann.parker@lodgenet.com	Mike Smargiassi Brainerd Communicators 212-986-6667 smarg@braincomm.com
LODGENET REPORTS RESULTS FOR THIRD QUARTER 2005
– Net Income Goal Achieved –
– Quarterly Revenue up 3.5% to $74.1 Million –
– Operating Income of $7.7 Million –
– $13.0 Million of Net Free Cash Flow Generated in First Nine Months –
– Digital Systems Deployed in 592,000 Rooms, or 60.1% of Interactive Room Base –

     SIOUX FALLS, SD, October 20, 2005 – LodgeNet Entertainment Corporation (Nasdaq:LNET) today reported net income for the first time since it became a public company and its 48th consecutive increase of comparative quarterly revenue. Revenue for the quarter was $74.1 million, a 3.5% increase in comparison to the third quarter of 2004. Operating income increased 43% to $7.7 million in the third quarter this year compared to $5.4 million in the third quarter of 2004. Net income for the third quarter of 2005 was $585,000, or $0.03 per share, versus net loss of $(3.5) million, or $(0.20) per share, in the third quarter of 2004. LodgeNet also reported $13.0 million in net free cash flow (defined as cash provided by operating activities less cash used for investing) for the first nine months of 2005 as compared to $13.2 million during the first nine months of 2004.
     The following financial highlights are in thousands of dollars, except per-share data and average shares outstanding:

	Three Months Ended September 30,
	2005	2004
Total revenue	$74,145	$71,650
Operating income	7,685	5,373
Operating income exclusive of depreciation and amortization (1)	24,664	24,535
Net income (loss)	585	(3,482)
Net income (loss) per common share	$0.03	$(0.20)
Average shares outstanding	18,010,017	17,244,562
(1)	Operating income exclusive of depreciation and amortization and also excludes the $250,000 charge for equipment impairment related to the impact from Hurricane Katrina.
-more-

LodgeNet Q3 2005 Earnings 2-2-2-2
     “In the third quarter, we continued to deliver on our strategic financial goals – most notably reporting quarterly net income for the first time in our public company history,” said Scott C. Petersen, LodgeNet President and CEO. “Over the past several years, we have focused on growing our core business while simultaneously generating increasing levels of net free cash flow and improved profitability metrics. This focus is producing real, tangible results.”
     “Net income swung to a positive $585,000 this year from $(3.5) million in the third quarter of last year,” continued Petersen. “For the first nine months, we have cut our net loss from $(14.7) million last year to $(4.7) million this year. We have accomplished this by driving down the cost of our digital systems and by focusing on the operating leverage inherent in our business. I believe the current results reflect the progress we have made, which we consider truly remarkable considering that we posted a net loss of $(35.0) million in 2003 and $(20.8) million in 2004.”
     “Our performance related to cash flow generation continues to show positive trends,” said Gary H. Ritondaro, LodgeNet Senior Vice President and CFO. “For the first nine months of 2005, we generated $52.2 million of cash from operations and $13.0 million in net free cash flow, both comparable to 2004 levels. However, given our current plans for fourth quarter digital installations, we are now expecting a higher level of net free cash flow for full-year 2005 than previously estimated. Our revised guidance for the full year 2005 is for net free cash flow of approximately $12.0 million. This compares favorably to the full-year 2004 result of $6.2 million.”
     “Absent the effects of hurricanes Katrina and Rita, we continued to steadily expand our Guest Pay and digital room bases during the quarter,” said Petersen. “Because of storm damage, approximately 20,700 previously installed and operating rooms were not in service as of September 30 and were subtracted from our room counts. We expect that many of these rooms will come back on line over the next several quarters; however, some properties may not be re-built and we are working with our insurance carriers to resolve such situations. Our digital platform is now in 60.1% of our interactive rooms, and the total cost of installing that platform continues to decrease, equaling $321 per average new room this quarter as compared to $375 per average new room last third quarter.”
     “Guest Pay revenue per room per month was $23.88 in the third quarter of 2005,” continued Ritondaro. “This revenue result was notably impacted by two events in the third quarter: our TV Internet initiative and the Katrina and Rita hurricanes. Our TV Internet initiative, under which we have been removing the service from poorly performing rooms, had the effect of lowering overall average per-room revenue by approximately $0.10 per month during the quarter, however the reduction in direct costs more than offset the decline in revenue. In addition, we estimate that the hurricanes negatively impacted average monthly Guest Pay revenue in the third quarter in the range of $0.15 to $0.18 per room, of which an approximate $0.11 to $0.14 was related to movie purchases. Excluding these two factors, Guest Pay revenue performance was comparable to that in the second quarter.”
RESULTS FROM OPERATIONS
THREE MONTHS ENDED SEPTEMBER 30, 2005 VERSUS
THREE MONTHS ENDED SEPTEMBER 30, 2004
     Total revenue for the third quarter of 2005 was $74.1 million, an increase of $2.5 million, or 3.5%, compared to the third quarter of 2004. Revenue from Guest Pay interactive services increased $1.7 million, or 2.4%, resulting in part from a 5.7% increase in the average number of rooms in operation, and offset in part by a 3.1% decrease in revenue realized per average Guest Pay room. Monthly Guest Pay revenue per room was $23.88 in the third quarter of 2005 as compared to $24.65 the third quarter of 2004. Movie revenue per room decreased 4.7% to $18.01 this quarter as compared to $18.90 in the year earlier quarter, resulting in part from the impact of Hurricane Katrina and the balance substantially attributable to fewer buys of Hollywood product. Revenue per room from other interactive services increased 2.1%, from $5.75 per month in the third quarter of 2004 to $5.87 in the current year quarter. The increase was primarily due to price changes associated with basic cable services and increased revenue from the high-speed Internet access (HSIA) services, TV on demand, and music products, and was offset in part by our TV Internet initiative that removed poorly performing rooms from service. The TV Internet initiative effectively decreased revenue by approximately $300,000 while lowering direct operating costs by approximately $900,000. Based on the available information, we estimate the impact from Hurricane Katrina on Guest Pay revenue per room to be in the range of $0.15 to $0.18, and the estimated impact to movie purchases of between $0.11 to $0.14 per average Guest Pay Room.
     Total direct costs (exclusive of operating expenses and depreciation and amortization discussed separately below) increased $1.7 million, or 5.2% to $34.4 million in the third quarter of 2005, compared to $32.7 million in the prior year quarter. As a percentage of revenue, total direct costs increased to 46.4% in the third quarter of 2005 from 45.6% in the third quarter of 2004 driven by increased sales activity of HSIA equipment. Per average Guest Pay room, monthly direct costs decreased 0.4% to $11.47 in the third quarter of 2005 compared to $11.52 in the prior year quarter. As a percentage of revenue, Guest Pay direct costs remained level at 45.7% for the third quarter of 2005 compared to the same period last year.

LodgeNet Q3 2005 Earnings 3-3-3-3
     Guest Pay operations expenses were $8.9 million in the third quarter of 2005, a 4.2% increase, compared to $8.5 million in the third quarter of 2004. The increase was primarily due to the 5.7% increase in the average number of rooms served and other increased costs such as labor, property taxes, freight, fuel and other vehicle related costs. These increases were offset in part by greater efficiencies associated with an expanding digital room base. Guest Pay operations expenses as a percentage of revenue were 12.0% as compared to 11.9% in the third quarter of 2004. Per average installed room, Guest Pay operations expenses decreased to $2.96 per month in the third quarter of 2005, compared to $3.00 per month in the prior year quarter.
     Selling, general and administrative expenses increased $310,000 or 5.2%, to $6.2 million during the current quarter as compared to $5.9 million the third quarter of 2004, due to compensation and energy impacted expenses, offset by a reduction in professional fees. SG&A as a percentage of revenue was 8.4% in the current quarter compared to 8.3% in the third quarter of 2004. Per average Guest Pay room, SG&A expenses were $2.08 in the third quarter of 2005, compared to $2.09 in the prior year quarter.
     Depreciation and amortization expenses decreased 12.7% to $16.7 million in the current year quarter versus $19.2 million in the third quarter of 2004. The decrease was primarily due to reductions in Guest Pay system depreciation as higher-cost assets have been fully depreciated while the cost basis of more recently deployed Guest Pay system are lower. Per average Guest Pay room, depreciation and amortization expenses decreased 17.5% to $5.58 in the third quarter of 2005 compared to $6.76 in the prior year quarter. As a percentage of revenue, depreciation and amortization expenses decreased to 22.6% in the third quarter of 2005 from 26.7% in the third quarter of 2004.
     Interest expense decreased $854,000 to $7.3 million in the current quarter versus $8.1 million in the third quarter of 2004. Average debt during the third quarter of 2005 was $303.0 million versus $336.4 million in 2004, a decrease of $33.4 million as compared to the prior year quarter. During the first nine months of 2005, we made payments of $10.1 million on our long-term debt. The average interest rate was 9.4% for the third quarter of 2005 as compared to 9.3% in the third quarter of 2004.
     As a result of factors previously described, operating income increased 43.0% to $7.7 million in the third quarter of 2005 as compared to $5.4 million in the prior year quarter. The $7.7 million included a charge of $250,000 related to the Hurricane Katrina impact. Operating income exclusive of depreciation and amortization and the charge related to the loss related to Hurricane Katrina increased 0.5% to $24.7 million for the third quarter of 2005 compared to $24.5 million in the third quarter of 2004. Net income was $585,000 for the third quarter of 2005, an increase of $4.1 million, as compared to $(3.5) million net loss in the year earlier quarter. The net income per share for the third quarter of 2005 was $0.03 (basic & diluted) compared to a loss of $(0.20) per share in the third quarter of 2004.
     For the first nine months of 2005, cash provided by operating activities was $52.2 million while cash used for investing activities, including growth-related capital, was $39.2 million, resulting in net free cash flow of $13.0 million. During the first nine months of 2004, cash provided by operating activities was $53.9 million while cash used for investing activities, including growth-related capital, was $40.7 million, resulting in net free cash flow of $13.2 million. Cash on the balance sheet as of September 30, 2005 was $32.0 million versus $33.5 million as of September 30, 2004. During the first nine months of 2005, 58,006 new digital rooms were installed compared to 48,457 new digital rooms installed during the first nine months of 2004. The cost per average new digital installed room decreased 11.1% to $335 during the first nine months of 2005, compared to $377 during the first nine months of 2004. The cost of converting a tape-based room to a digital room decreased 8.2% to $267 for first nine months of 2005, compared to $291 in the same period of 2004.
2005 Outlook
     For the calendar year 2005, LodgeNet expects to report revenue in the range of $274.0 million to $277.0 million and operating income from $22.0 million to $24.0 million. Operating income exclusive of depreciation and amortization is expected to be $92.0 million to $94.0 million. Net loss is expected to be $(8.0) million to $(6.0) million or a loss per share of $(0.44) to $(0.33).
     The Company will hold a conference call on Thursday, October 20, 2005 at 4:00pm CDT. A live webcast of the teleconference will also be available via the Internet at the InterCall website http://audioevent.mshow.com/256944/. The webcast will be archived at that site for one month and can be accessed via LodgeNet’s website at www.lodgenet.com. Additionally, the Company has posted slides at its website under the investor relations, company presentation section, which will be referenced during the conference call.

LodgeNet Q3 2005 Earnings 4-4-4-4
About LodgeNet
LodgeNet Entertainment Corporation (www.lodgenet.com) is the world’s largest provider of interactive television and broadband solutions to hotels, including resort and casino hotels, throughout the United States and Canada as well as select international markets. These services include on-demand movies, music and music videos, on-demand videogames, Internet on television, and television on-demand programming, as well as high-speed Internet access, all designed to serve the needs of the lodging industry and the traveling public. LodgeNet provides service to more than one million interactive guest pay rooms and serves more than 6,000 hotel properties worldwide. LodgeNet estimates that during 2004 approximately 275 million travelers had access to LodgeNet’s interactive television systems. LodgeNet is listed on NASDAQ and trades under the symbol LNET.
Special Note Regarding Forward-Looking Statement
Certain statements in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, words such as “expect”, “anticipate”, “estimate”, “believe”, “no assurance”, “intend”, “should”, “could”, “may”, “plan”, “project”, “predict”, and similar expressions and statements which are made in the future tense, or which refer to future events or developments, are intended to identify such forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors: general economic and business conditions, and trends in the lodging and entertainment industries in particular; changes in hotel occupancy rates, business and leisure travel rates and the “buy rate” of our customers; our ability to access popular content on terms that are acceptable to us; timely availability of content; changes to the competition, including the ability of our competitors to deliver on demand entertainment or competitive services through the Internet or cable; the impact of changes in regulation which may limit our ability to provide content we currently provide; the occurrence of one or more future terrorist attacks, wars, public health concerns or other crises; availability of key components and services necessary for the manufacture and assembly of our interactive systems; uncertainties in our strategies or efforts to improve operating results by increasing revenue and decreasing costs; availability of capital on terms that are acceptable to us and sufficient to execute our business plan, including expanding the installation of our digital system in our customers’ guest rooms, and to adapt to technological changes in our industry; changes in customer relationships with hotel chains and their franchisees, including our ability to obtain new customers and to retain existing customers; the results of our product development difficulties and delays of new technologies and enhancement of existing technologies. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
     LodgeNet is a registered trademark of LodgeNet Entertainment Corporation. All rights reserved. Other names and brands may be claimed as the property of others.
(See attached financial and operational tables)

LodgeNet Q3 2005 Earnings 5-5-5-5
LodgeNet Entertainment Corporation and Subsidiary
Consolidated Balance Sheets (Unaudited)
(Dollar amounts in thousands, except share data)

	September 30,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$32,028	$24,995
Accounts receivable, net	32,953	28,031
Prepaid expenses and other	2,656	1,959

Total current assets	67,637	54,985

Property and equipment, net	203,469	212,659
Debt issuance costs, net	7,957	9,330
Intangible assets, net	2,648	4,628
Other assets	815	1,434

Total assets	$282,526	$283,036

Liabilities and Stockholders’ Deficiency
Current liabilities:
Accounts payable	$19,599	$16,807
Current maturities of long-term debt	2,829	2,543
Accrued expenses	18,279	12,738
Deferred revenue	4,636	4,364

Total current liabilities	45,343	36,452

Long-term debt	299,909	309,748
Other long-term liabilities	3,405	3,154
Derivative instruments	2,890	5,800

Total liabilities	351,547	355,154

Commitments and contingencies

Stockholders’ deficiency:
Preferred stock, $.01 par value, 5,000,000 shares authorized; no shares issued or outstanding
Common stock, $.01 par value, 50,000,000 shares authorized; 18,125,543 and 17,625,364 shares outstanding at September 30, 2005 and December 31, 2004, respectively	181	176
Additional paid-in capital	231,819	226,986
Accumulated deficit	(302,022)	(297,348)
Accumulated other comprehensive income (loss)	1,001	(1,932)

Total stockholders’ deficiency	(69,021)	(72,118)

Total liabilities and stockholders’ deficiency	$282,526	$283,036

LodgeNet Q3 2005 Earnings 6-6-6-6
LodgeNet Entertainment Corporation and Subsidiary
Consolidated Statements of Operations (Unaudited)
(Dollar amounts in thousands, except share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenues:
Guest Pay	$71,579	$69,902	$202,013	$196,443
Other	2,566	1,748	6,236	5,319

Total revenues	74,145	71,650	208,249	201,762

Costs and Expenses:
Direct costs (exclusive of operating expenses and depreciation and amortization shown separately below):
Guest Pay	32,741	31,979	89,437	87,830
Other	1,629	694	3,276	2,156
Operating expenses:
Guest Pay operations	8,862	8,503	26,311	24,980
Selling, general and administrative	6,249	5,939	18,560	17,823
Depreciation and amortization	16,729	19,162	52,609	58,292
Other operating expense	250	—	250	—

Total costs and operating expenses	66,460	66,277	190,443	191,081

Income from operations	7,685	5,373	17,806	10,681

Other Income and Expenses:
Write-off of debt issuance costs	—	(810)	(143)	(810)
Interest expense	(7,254)	(8,108)	(22,133)	(24,479)
Other income	254	89	128	187

Income (loss) before income taxes	685	(3,456)	(4,342)	(14,421)
Provision for income taxes	(100)	(26)	(332)	(283)

Net income (loss)	$585	$(3,482)	$(4,674)	$(14,704)

Net income (loss) per common share (basic)	$0.03	$(0.20)	$(0.26)	$(1.01)

Net income (loss) per common share (diluted)	$0.03	$(0.20)	$(0.26)	$(1.01)

Weighted average shares outstanding (basic)	18,010,017	17,244,562	17,863,076	14,487,717

Weighted average shares outstanding (diluted)	18,238,914	17,244,562	17,863,076	14,487,717

LodgeNet Q3 2005 Earnings 7-7-7-7
LodgeNet Entertainment Corporation and Subsidiary
Consolidated Statements of Cash Flows (Unaudited)
(Dollar amounts in thousands)

	Nine Months Ended
	September 30,
	2005	2004
Operating activities:
Net loss	$(4,674)	$(14,704)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	52,609	58,292
Write-off of debt issuance costs	143	810
Non-cash other operating expense	250	—
Non-cash stock compensation	223	168
Change in operating assets and liabilities:
Accounts receivable	(4,866)	(3,945)
Prepaid expenses and other	(840)	225
Accounts payable	2,774	6,436
Accrued expenses and deferred revenue	5,797	6,473
Other	781	122

Net cash provided by operating activities	52,197	53,877

Investing activities:
Property and equipment additions	(39,232)	(41,259)
Note receivable repayments	—	567

Net cash used for investing activities	(39,232)	(40,692)

Financing activities:
Repayment of long-term debt	(10,125)	(48,125)
Proceeds from equipment financing	1,022	—
Payment of capital lease obligations	(1,057)	(818)
Borrowings under revolving credit facility	—	13,000
Repayments of revolving credit facility	—	(20,000)
Debt issuance costs	—	(838)
Proceeds from sale of interest rate swap	—	3,052
Proceeds from issuance of common stock, net of offering costs	—	66,767
Exercise of stock options	4,184	4,419

Net cash (used for) provided by financing activities	(5,976)	17,457

Effect of exchange rates on cash	44	74

Increase in cash and cash equivalents	7,033	30,716
Cash and cash equivalents at beginning of period	24,995	2,772

Cash and cash equivalents at end of period	$32,028	$33,488

LodgeNet Q3 2005 Earnings 8-8-8-8
LodgeNet Entertainment Corporation and Subsidiaries

Five Quarter Summary

	3nd Qtr ‘05	2nd Qtr ‘05	1st Qtr ‘05	4th Qtr ‘04	3rd Qtr ‘04
Room Base Statistics
Total Rooms Served (1) (4)	1,038,529	1,051,010	1,043,278	1,034,605	1,014,538
Total Guest Pay Interactive Rooms (2) (4)	985,378	995,507	986,024	974,798	953,547
Total Digital Rooms (3)	592,212	572,815	540,967	508,979	469,440
Percent of Total GP Interactive Rooms	60.1%	57.5%	54.9%	52.2%	49.2%

Guest Pay Per Room Statistics (per month)
Movie Revenue	$18.01	$16.89	$16.42	$16.37	$18.90
Other Interactive Service Revenue	5.87	5.49	5.44	5.25	5.75

Total Guest Pay Revenue Per Room	$23.88	$22.38	$21.86	$21.62	$24.65
Guest Pay Operations Expense	$2.96	$2.98	$2.94	$3.01	$3.00

Summary Operating Results (Dollar amounts in thousands)

Total Revenue	$74,145	$68,115	$65,989	$64,679	$71,650
Operating Income (exclusive of	$24,664	$23,966	$22,035	$21,042	$24,535
Depreciation and Amortization) Operating Income	$7,685	$6,078	$4,043	$2,289	$5,373
Write-off of debt issuance costs	$—	$(143)	$—	$—	$(810)
Net Income (Loss)	$585	$(1,655)	$(3,604)	$(6,077)	$(3,482)
Cash Provided by Operating Activities	$18,957	$15,027	$18,213	$6,737	$25,618
Cash Used for Investing Activities	$11,128	$15,551	$12,553	$13,658	$14,605
SG&A as Percent of Total Revenue	8.4%	9.2%	9.2%	8.9%	8.3%
Operating Income Margin	10.4%	8.9%	6.1%	3.5%	7.5%

[1] Total rooms served represents rooms receiving one or more of our services including rooms served by international licensees.

[2] Guest Pay interactive rooms receive one or more Guest Pay Services such as movies, video games, music or other interactive services.

[3] Digital interactive rooms provide content stored on a digital file server as a component of LodgeNet’s interactive digital system.

[4] Room count as of September 30, 2005 was reduced by 20,700 rooms as a result of hurricanes Katrina and Rita.